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News Release

Media Contacts:		Goodrich Corporation
	Lisa Bottle	Four Coliseum Centre
Phone:	704 423 7060	2730 West Tyvola Road
	Gail Warner	Charlotte, NC 28217-4578
Phone:	704 423 7048	Tel: 704 423 7000
Fax: 704 423 7127
Investor Contact:	Paul Gifford	www.goodrich.com
Phone:	704 423 5517

Goodrich Corporation to Redeem BFGoodrich Capital 8.30% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS)

•	Stronger than expected cash flow from operations during the fourth quarter and full-year 2003 a significant contributor to the decision to redeem the QUIPS at this time

CHARLOTTE, NC, January 19, 2004 — Goodrich Corporation announced today the latest step in its deleveraging efforts. BFGoodrich Capital will redeem all of its outstanding 8.30% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS), at a redemption price equal to the liquidation amount of the QUIPS ($25.00) plus accumulated and unpaid distributions to the redemption date. The redemption date will be March 2, 2004. Payment of the redemption price on the QUIPS will be made to the record holders of the QUIPS as they appear on the securities register on the record date, which will be March 1, 2004. The QUIPS are listed on the New York Stock Exchange under the symbol “GRPRA”. The CUSIP number for the QUIPS is 05538W208.

Stronger than expected cash flow from operations during the fourth quarter and full-year 2003 was a significant contributor to the company’s decision to redeem the QUIPS at this time. Full details of Goodrich’s cash flow from operations will be discussed as part of its fourth quarter and full-year 2003 results release, currently scheduled for February 5, 2004.

A notice of redemption is being sent to all registered holders of the QUIPS. Copies of the notice of redemption may be obtained from The Bank of New York, the property trustee for the QUIPS, by calling Bondholder Relations at 1-800-254-2826. The address for The Bank of New York is 101 Barclay Street, New York, New York 10286, Attention: Fiscal Agencies Dept./Bond Redemption Unit/East Syracuse.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. If there’s an aircraft in the sky — we’re on it. Goodrich technology is involved in making aircraft fly ... helping them land ... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest “pure play” aerospace companies in the world. For more information visit http://www.goodrich.com.

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